Exhibit 4.1

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY A Stock Company [8515 East Orchard Road] [Greenwood Village, CO 80111] [1-877-723-8723]

PLEASE READ THIS ANNUITY CONTRACT CAREFULLY.

THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (THE “COMPANY”).

INTEREST CREDITED IS BASED ON EXTERNAL INDICES. CONTRACT VALUES MAY BE AFFECTED BY AN EXTERNAL INDEX AND ARE NOT GUARANTEED, HOWEVER THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY STOCK OR EQUITY INVESTMENTS. THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT PROVISION. THE AMOUNT PAYABLE UPON FULL SURRENDER OR PARTIAL WITHDRAWAL OF THE CONTRACT VALUE MAY BE ADJUSTED UPWARD OR DOWNWARD BASED ON A MARKET VALUE ADJUSTMENT FORMULA IN ADDITION TO ANY WITHDRAWAL CHARGE.

PLEASE REVIEW THE CONTRACT DATA PAGE AND THE SURRENDERS AND PARTIAL WITHDRAWALS SECTION OF THIS CONTRACT. A 10% FEDERAL TAX PENALTY MAY APPLY IF A SURRENDER, PARTIAL WITHDRAWAL OR DISTRIBUTION IS TAKEN PRIOR TO THE OWNER’S ATTAINMENT AGE OF 59  1⁄2. PLEASE CONSULT A COMPETENT TAX ATTORNEY.

The Company holds reserves for guarantees under this Contract in a non-unitized separate account. The assets in the Separate Account shall not be chargeable with liabilities arising out of any other business the Company may conduct.

RIGHT TO CANCEL

There is a 10 day right to cancel. If the Contract is issued as a replacement of existing life insurance or annuity coverage, the right to cancel period is extended to 30 days from the date of receiving it. If you are not satisfied with the Contract, return it to the Retirement Resource Operations Center or an agent of the Company. The Contract will be void from the start, and the Company will refund the Purchase Payment.

Signed for Great-West Life & Annuity Insurance Company on the issuance of this Contract.

[ ]	[ ]
[Richard Schultz],	[Robert L. Reynolds],
[Secretary]	[President and Chief Executive Officer]

[Marketing Name]

INDIVIDUAL SINGLE PREMIUM DEFFERED INDEX LINKED VARIABLE ANNUITY

The Owner is as shown on the Contract Data Page. This Contract is non- participating and not eligible to share in the Company’s divisible surplus. This Contract is issued in consideration of the application and payment of the Purchase Payment.

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CONTRACT DATA PAGE

ANNUITY INFORMATION

Annuity Contract Number:	[1234567]

Effective Date:	[July 1, 2017]

Status of Annuity:	[Non-Qualified Annuity]

Purchase Payment:	[$50,000]

Annuity Commencement Date:	[April 1, 2079]

State of Delivery:

Department of Insurance Telephone Number:

ANNUITANT INFORMATION

Annuitant:	[JOHN C. DOE]

Date of Birth:	[March 22, 1967]

Tax ID Number:	[XXX-XX-1234]

Contingent Annuitant:	[DAVID J. DOE]

Date of Birth:	[June 6, 1989]

Tax ID Number:	[XXX-XX-7777]

BENEFICIARY INFORMATION

Beneficiary:	[Sally Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[XXX-XX-1789]

Contingent Beneficiary:	[Sammy Smith]

Date of Birth:	[January 17, 1981]

Tax ID Number:	[XXX-XX-1794]

OWNER INFORMATION

Owner:	[JOHN C. DOE]

Date of Birth:	[April 1, 1969]

Tax ID Number:	[XXX-XX-1111]

Joint Owner:	[JANE B. DOE]

Date of Birth:	[November 12, 1973]

Tax ID Number:	[XXX-XX-3333]

[Colorado]

[303-123-4567]

Joint Annuitant:	[JANE C. DOE]

Date of Birth:	[March 22, 1967]

Tax ID Number:	[XXX-XX-1234]

TRANSFERS (ALLOWED AT END OF EACH CONTRACT YEAR ONLY)

Transfer Minimum Amount	[$500 per each Strategy]

PURCHASE PAYMENTS
Minimum Purchase Payment Amount:	$[5,000]

Maximum Total Purchase Payment:	$[1,000,000]

ANNUITY PAYMENT
Minimum Annuity Payment:	[$50]
Annuity Mortality Table:	[2012 IAR Mortality Table]
Minimum Guaranteed Interest Rate:	[1%]

MISSTATEMENT OF AGE OR SEX
Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex	[1%]

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CONTRACT DATA PAGE (Cont)

CHARGES: Contract Fee Percentage: [1.20%] per Contract Year.

WITHDRAWAL CHARGES:

[Withdrawal Charge Term [6 years]

[

[Contract Year	Withdrawal Charge Percentage
1	7%
2	7%
3	6%
4	5%
5	4%
6	3%
7 and above	0%]

]

MARKET VALUE ADJUSTMENT:

Interest MVA Term – [6] Years

Interest MVA Term Start Date: [July 14, 2017]

Interest MVA Term End Date: [July 13, 2023]

Market Value Adjustment Inputs (for the current Market Value Adjustment Term) :

Interest MVA Index 1: [Constant Maturity Treasury]

Interest MVA Rate 1: [0.00%]

Interest MVA Index 2: [Bank of America/Merrill Lynch C3A0-OAS]

Interest MVA Rate 2: [0.00%]

Maximum Issue Age:   [90]

Minimum Dollar Amount for any Transfer per Strategy [$500]

Minimum Partial Withdrawal Amount [$500]

Strategy minimum amount [$2 000]

[Fixed Interest Rate for allocation of Purchase Payment during the right to cancel period only [1%]]

Free Annual Withdrawal Amount [10% of Purchase Payment Annually, beginning in Contract Year 2]

SELECTED INDEX/INDICES:

[S&P 500 Price Index-*The Standard & Poor’s 500 Composite Stock Price Index (S&P 500). “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Great-West Life & Annuity Insurance Company. This Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the Product. The S&P 500 Index does not include dividends paid by the underlying companies.]

[MSCI EAFE Price Index - The MSCI EAFE Price Return Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US and Canada. As of the date of this prospectus, the MSCI EAFE consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Price Return Index does not include dividends declared by any of the companies included in this Index.]

[The The Russell 2000® Price Return Index (the “Index”) is a trademark of Frank Russell Company (“Russell”) and have been licensed for use by Great-West Life & Annuity Insurance Company. “The [Great-West Capital Market ProtectorTM Select] is/are not in any way sponsored, endorsed, sold or promoted by Russell or the London Stock Exchange Group companies (“LSEG”) (together the “Licensor Parties”) and none of the Licensor Parties make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to (i) the results to be obtained from the use of the Index (upon which the [Great-West Capital Market ProtectorTM Select] is based), (ii) the figure at which the Index is said to stand at any particular time on any particular day or otherwise, or (iii) the suitability of the Index for the purpose to which it is being put in connection with the [Great-West Capital Market ProtectorTM Select]. None of the Licensor Parties have provided or will provide any financial or investment advice or recommendation in relation to the Index to Great-West Life & Annuity Insurance Company or to its clients. The Index is calculated by Russell or its agent. None of the Licensor Parties shall be (a) liable (whether in negligence or otherwise) to any person for any error in the Index or (b) under any obligation to advise any person of any error therein.]

[NASDAQ-100® Price Index - The NASDAQ-100 Price Return Index® includes 100 of the largest domestic and international non-financial securities listed on The Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The NASDAQ-100 Price Return Index® does not include dividends declared by any of the companies included in this Index.]

[The Bank of America/Merrill Lynch Index for Corporates is a trademark of the Bank of America and has been licensed for use by Great-West

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Life & Annuity Insurance Company. This Product is not sponsored, endorsed, sold or promoted by Bank of America, and Bank of America makes no representation regarding the advisability of investing in the Product.]

[Custom Index]

Minimum Cap (set by the Company. This percentage will not be set until the Purchase Payment is received and the Strategy(ies) are selected): [1.2%]

STRATEGIES:

Strategy Term – [1] Years

[

	Selected Index, Floor and Buffer	Purchase Payment Allocation	Cap
SELECTED INDEX [S&P 500®]
[A]	[0%] Floor	[ ]	[ ]
[B]	[-2.5%] Floor	[ ]	[ ]
[C]	[-5.0%] Floor	[ ]	[ ]
[D]	[-7.5%] Floor	[ ]	[ ]
[E]	[-10%] Floor	[ ]	[ ]
[F]	[10%] Buffer	[ ]	[ ]
SELECTED INDEX [MSCI EAFE®]
[A]	[0%] Floor	[ ]	[ ]
[B]	[-2.5%] Floor	[ ]	[ ]
[C]	[-5.0%] Floor	[ ]	[ ]
[D]	[-7.5%] Floor	[ ]	[ ]
[E]	[-10%] Floor	[ ]	[ ]
[F]	[10%] Buffer	[ ]	[ ]
SELECTED INDEX [Russell 2000®]
[A]	[0%] Floor	[ ]	[ ]
[B]	[-2.5%] Floor	[ ]	[ ]
[C]	[-5.0%] Floor	[ ]	[ ]
[D]	[-7.5%] Floor	[ ]	[ ]
[E]	[-10%] Floor	[ ]	[ ]
[F]	[10%] Buffer	[ ]	[ ]
SELECTED INDEX [NASDAQ®]
[A]	[0%] Floor	[ ]	[ ]
[B]	[-2.5%] Floor	[ ]	[ ]
[C]	[-5.0%] Floor	[ ]	[ ]
[D]	[-7.5%] Floor	[ ]	[ ]
[E]	[-10%] Floor	[ ]	[ ]
[F]	[10%] Buffer	[ ]	[ ]
SELECTED INDEX [CUSTOM]
[A]	[0%] Floor	[ ]	[ ]
[B]	[-2.5%] Floor	[ ]	[ ]
[C]	[-5.0%] Floor	[ ]	[ ]
[D]	[-7.5%] Floor	[ ]	[ ]
[E]	[-10%] Floor	[ ]	[ ]
[F]	[10%] Buffer	[ ]	[ ]

]

CONTRACT INFORMATION

These Contract Data Pages, together with the applicable Strategies, Crediting Factors, Selected Indices, Withdrawal Charge Terms and allocation confirmation reflects the information with which the Contract has been established as of the Effective Date. If any information on this page needs to be changed or corrected, please contact the [Retirement Resource Operations Center].

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SECTION 1: DEFINITIONS

Accumulation Period - The time period between the Effective Date and the earlier of the Annuitant’s 110th birthday or the Payment Election Date.

Annuitant (Joint Annuitant) - The person named in the application, and listed on the Contract Data Page, upon whose life the payment of an annuity is based and who will receive annuity payments. The Annuitant will be the Owner unless otherwise indicated in the application. Joint Annuitants may be named in the application or any time before the Annuity Commencement Date, and must be one another’s Spouse as of the Effective Date. If you select a Joint Annuitant, ‘Annuitant’ means the older Joint Annuitant or the sole surviving Joint Annuitant. If you name a Contingent Annuitant, the Annuitant will be considered the ‘Primary Annuitant’. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be the Annuitant and if there are two Annuitants, the Joint Annuitant must be the Underlying IRA Holder’s Spouse and the designated Beneficiary of the custodial or trusteed account.

Annuity Commencement Date - The date annuity payments begin, as shown on the Contract Data Page, which is either the Payment Election Date or no later than the Annuitant’s 110th birthday if no Payment Election Date has been established. The Owner may change the Annuity Commencement Date if annuity payments have not already begun. Upon death of the Owner, the Beneficiary may change the Annuity Commencement Date only if the Beneficiary is the Owner’s surviving Spouse and elects to continue the Contract.

Annuity Payment Options – The annuity payment options available including a series of income payments as set out in Section 10.03.

Annuity Payment Period - The period beginning on the Annuity Commencement Date and continuing until all annuity payments have been made under this Contract.

Beneficiary – The person(s) designated by the Owner to receive death proceeds which may become payable upon the death of an Owner. If the surviving Spouse of an Owner is the surviving Joint Owner, the surviving Spouse will be deemed to be the Beneficiary upon such Owner’s death and may take the death benefit or elect to continue this Contract in force. The Beneficiary is shown on the Contract Data Page unless later changed by the Owner (see Change of Beneficiary provision).

Buffer – The maximum negative Index Performance that the Company will absorb before applying a negative Strategy Credit, as shown on the Contract Data Page (if offered).

Business Day - Any day, and during the hours, which the New York Stock Exchange is open for trading. If that date falls on a non-Business Day, the following Business Day will be used, except as otherwise provided.

Cap – The maximum positive index performance that will apply to determine a positive Strategy Credit. This rate may change at the beginning of a Contract Year. The minimum Cap will always be greater than or equal to the Contract Fee Percentage.

Code - The Internal Revenue Code of 1986, as amended and all related laws and regulations which are in effect during the term of this Contract.

Contingent Annuitant – The person named in the application who will become the Annuitant upon the death of the primary Annuitant. The Contingent Annuitant is the person named in the Contract Data Page, unless later changed by the Owner (see Contingent Annuitant provision).

Contingent Beneficiary – The person designated by the Owner to become the Beneficiary when the primary Beneficiary dies.

Contract – The document issued to the Owner, which specifies the rights and obligations of the Owner, together with any riders, endorsements, and amendments, if applicable.

Contract Anniversary – The same day and month as the Effective Date for each year the Contract remains in force.

Contract Base – The sum of the Strategy Base(s).

Contract Base Withdrawal – The amount of Contract Base that is withdrawn as the result of a Request for a partial withdrawal.

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Contract Fee – The total fee assessed to the Contract Value on the Strategy Term End Date. The Contract Fee is equal to the sum of the Strategy Fee(s).

Contract Fee Percentage – The fee, expressed as a percentage, as shown on the Contract Data Page, that is used to calculate the Contract Fee.

Contract Value – The current value of the Contract. On any Business Day, the Contract Value is equal to the sum of all Strategy Values.

Contract Year – Any twelve-month period beginning on the Effective Date or Contract Anniversary and ending one day before the next Contract Anniversary.

Crediting Factors – The specific factors, as shown on the Contract Data Page, used by a Strategy to calculate a Strategy Credit. These may include, but are not limited to a Cap, and a Buffer or a Floor.

Due Proof of Death – (i) an original or certified copy of a death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; or (iii) any other proof satisfactory to the Company.

Effective Date – The date on which the Purchase Payment is credited to the Strategy(ies). Contract Years, anniversaries, and quarters are measured from the Effective Date.

Floor – The maximum negative index performance that may apply to determine a negative Strategy Credit (if offered).

Free Annual Withdrawal Amount – A percentage of the Purchase Payment, which may be withdrawn during the Contract Year without incurring a Withdrawal Charge or Market Value Adjustment. The Free Annual Withdrawal Amount is not available in Contract Year 1.

Grantor – The natural person who is treated under Sections 671 through 679 of the Code as owning the assets of a Grantor Trust. All Grantors must be individuals.

Grantor Trust – A trust, the assets of which are treated under Sections 671 through 679 of the Code as being owned by the Grantor(s). We allow a Grantor Trust to be an Owner only if it either has a single Grantor who is a natural person, or two Grantors who are one another’s Spouse as of the Effective Date.

Great-West Life & Annuity Insurance Company (the “Company”) – The issuer and underwriter for this Contract.

Gross Withdrawal – The amount of Contract Value that is withdrawn as the result of a Request for a partial withdrawal.

Guaranteed Minimum Death Benefit – The Purchase Payment reduced proportionally for any partial withdrawals prior to the date the Request for payment is received.

Hospital – A facility that is licensed and operated as a hospital according to the law of the jurisdiction in which it is located.

Index Performance – On any Business Day, the percentage change in the Index Value of the Selected Index as measured from the Strategy Term Start Date.

Index Value – Associated with the Strategy and is equal to the closing value of the Selected Index/Indices as of the current Business Day.

Interest MVA Indices – The indices used to determine the rates used to calculate the Strategy Interest MVA Factor. Rates based on the beginning of the initial Interest MVA Term are shown on the Contract Data Page.

Interest MVA Term – The period beginning on the Effective Date and renewing for the same time period, stated on the Contract Data Page, during which the Interest MVA Factor will be calculated.

Interest MVA Term End Date – The last day of the Interest MVA Term.

Interest MVA Term Start Date – The first day of the Interest MVA Term. At issue, the Interest MVA Term Start

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Date is equal to the Effective Date. At the end of the initial Interest MVA Term, the Contract will renew into a new Interest MVA Term of the same length. The Interest MVA Term Start Date of the renewal Interest MVA Term is equal to the Interest MVA Term End Date of the prior Interest MVA Term.

MVA (Market Value Adjustment) – The amount of adjustment (increase or decrease) that will apply when a Contract Base Withdrawal in excess of the Free Annual Withdrawal Amount is taken from the Contract. The MVA is equal to the sum of the Strategy MVA(s). The MVA may not apply in certain situations as detailed in Section 7.04.

Minimum Guaranteed Interest Rate – A minimum interest rate applied to the Contract Value when annuitized, as shown on the Contract Data Page.

Non-Qualified Annuity Contract – An annuity Contract which is not intended to satisfy the requirements of Section 408(b) (IRAs) or Section 408A (Roth IRAs) of the Code. This Contract may be issued as a Non- Qualified Annuity Contract.

Nursing Home – A facility that is licensed and operates as a nursing facility according to the law of the jurisdiction in which it is located.

Owner – The person or persons named on the Contract Data Page and rider Data Page, if applicable. The Owner must be age 90 or younger at the time the Contract is issued. The Owner is entitled to exercise all rights and privileges under the Contract while the Annuitant is living. Joint Owners must be one another’s Spouse as of the Effective Date and must both be natural persons. The Annuitant will be the Owner unless otherwise indicated in the application. The Owner must be a natural person, an IRA custodian or trustee, or a Grantor Trust. If the Owner is a Grantor Trust, all references in the Contract and Rider to the life, age or death of the Owner shall pertain to the life, age or death of the Grantor(s). If the Owner is an IRA custodian or trustee, all references to the life, age, or death of the Owner pertain to the life, age, or death of the Underlying IRA Holder.

Payment Election Date – The date on which annuity payments or periodic withdrawals begin. Payment Election Date must occur before the Annuitant’s 110th birthday.

Point-to-point – The comparison of the changes to the Index between two points of time.

Premium Tax – The amount of tax, if any, charged by a state or other governmental authority.

Purchase Payment – Purchase amount received from the Owner and allocated to the Strategy(ies) prior to any other deductions.

Qualified Annuity Contract – An annuity contract that is intended to qualify under Section 408(b) (IRAs) or Section 408A (Roth IRAs) of the Code. This Contract may be issued as a Qualified Annuity Contract.

Remaining Purchase Payment – The Purchase Payment reduced for partial withdrawals taken. The Remaining Purchase Payment will not be less than zero.

Request – Any written, telephoned, electronic or computerized instruction in a form satisfactory to the Company and received at the Retirement Resource Operations Center from the Owner or the Owner’s designee (as specified in a form acceptable to the Company), or the Beneficiary (as applicable), as required by any provision of this Contract. The Request is subject to any action taken or payment made by the Company before it is processed. A written Request will be deemed to include electronic mail transmissions only if such transmissions include PDF or other facsimile transmissions clearly reproducing the manual signature.

Retirement Resource Operations Center – [P.O. Box 173920 Denver, CO 80217-3920]. The toll-free telephone number is [1-877-723-8723.]

Selected Index/Indices – The Index/Indices as elected to be linked to Strategy(ies).

Separate Account – The segregated asset account, established by Great-West under Colorado Law in which the Company holds reserves for guarantees under the Contract and the Company’s other general obligations under the Separate Account. The Separate Account is not registered under the Investment Company Act of 1940.

Spouse – A person recognized as a spouse in the state where the couple was legally married. The term does not include a party to a registered domestic partnership, civil union, or similar formal relationship recognized

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under state law that is not denominated a marriage under that state’s law.

Strategy(ies) – The combination of a Selected Index and Crediting Factors to which the Owner can allocate their Contract Value.

Strategy Base – The amount on which the Strategy Credit and Strategy Fees are calculated and, as may be applicable, either assessed or applied. On the Effective Date, the Strategy Base is set equal to the Purchase Payment allocated to that Strategy.

Strategy Base Withdrawal – The amount of Strategy Base that is withdrawn as the result of a Request for a partial withdrawal.

Strategy Credit – The amount credited to the Strategy Base on the Strategy Term End Date. The amount credited depends, in part, on the Index Performance of the Selected Index and the Crediting Factors associated with the Strategy.

Strategy Credit Rate – On any Business Day, the rate measuring the performance of the Strategy since the Strategy Term Start Date as determined by the Crediting Factors and the Index Performance of the Selected Index.

Strategy Fee – The amount of the Contract Fee assessed to the Strategy Base on the Strategy Term End Date.

Strategy Gross Withdrawal – The amount of Strategy Value that is withdrawn as the result of a Request for a partial withdrawal.

Strategy Index MVA Factor – The factor used, in combination with the Strategy Interest MVA Factor, to calculate the Strategy MVA.

Strategy Interest MVA Factor – The factor used, in combination with the Strategy Index MVA Factor, to calculate the Strategy MVA.

Strategy MVA – The MVA calculated for each Strategy when a Contract Base Withdrawal in excess of the Free Annual Withdrawal Amount is taken from the Contract. The sum of the Strategy MVA(s) is equal to the MVA.

Strategy Option Value – The estimated market value, expressed as a percentage of the Strategy Base, of a set of put and call options as determined by an option pricing formula.

Strategy Term – A period of time, expressed in years, equal to the time between the Strategy Term Start Date and when the Strategy Credit is applied. The length of the Strategy Term is shown on the Contract Data Page.

Strategy Term End Date – The last day of the Strategy Term.

Strategy Term Start Date – The first day of the Strategy Term. At issue, the Strategy Term Start Date is equal to the Effective Date. At the end of the initial Strategy Term, the Contract will renew into a new Strategy Term of the same length. The Strategy Term Start Date of the renewal Strategy Term is equal to the Strategy Term End Date of the prior Strategy Term.

Strategy Value – On any Business Day, the total value of all the Owner’s interests in the Strategy prior to any MVAs and Withdrawal Charges, as may be applicable, either assessed or applied.

Surrender Value – Equal to the total Contract Value, with any MVAs and Withdrawal Charges calculated and either deducted or added to the total, as applicable. Taxes may also be deducted.

Transaction Date – The date on which any Purchase Payment or Request from the Owner will be processed. Purchase Payment and Requests received after the close of regular trading on the New York Stock Exchange (generally 4:00 p.m. ET) will be deemed to have been received on the next Business Day. Requests will be processed and the Strategy Value will be valued on each day that the New York Stock Exchange is open for trading.

Transfer – The moving of amounts between and among the Strategies.

Underlying IRA Holder – The natural person who is treated under the Code as having a beneficial interest in the assets of a custodial or trusteed IRA account. All Underlying IRA Holders must be individuals.

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Withdrawal Charge – This charge will apply to amounts withdrawn under the Contract prior to the Annuity Commencement Date depending on the age of the Contract.

Withdrawal Charge Percentage – The percentage, as shown on the Contract Data Page, used to calculate the Withdrawal Charge.

Withdrawal Charge Term – The length of time during which a Withdrawal Charge will be assessed, as shown on the Contract Data Page.

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SECTION 2: OWNERSHIP AND BENEFICIARY

2.01 RIGHTS OF OWNER

The Owner has the sole and absolute power to exercise all rights and privileges in this Contract. Upon the death of an Owner or the Annuitant, the Death Benefit Provisions section will apply.

2.02 CHANGE OF OWNERSHIP

The Owner may, by written Request, change the ownership. The Company shall not be bound by any change of ownership unless it is made in writing in a form satisfactory to the Company and recorded. A change in ownership will take effect as of the date the written Request is signed, unless otherwise specified by the Owner, subject to payments made or actions taken by the Company prior to receipt of the Request. Any change of ownership is subject to any action taken or payout made by the Company before the change was recorded.

2.03 ASSIGNMENT

The Owner may Request to assign this Contract by contacting the Retirement Resource Operations Center in writing. Any Request for assignment is subject to the Company’s acceptance. The Company will not record an assignment until the original or a certified copy is received at the Retirement Resource Operations Center. The assignment will be effective on the date the Request is signed, unless otherwise specified by the Owner subject to payments made or actions taken by the Company prior to receipt of the Request. When recorded, the Owner’s rights and those of the Beneficiary are subject to the assignment. The Company is not responsible for the validity of any assignment or any rights or obligations between the Owner and the assignee.

2.04 DESIGNATION OF BENEFICIARY

Unless changed as provided below, or as otherwise required by law, the Beneficiary (and the Contingent Beneficiary, as applicable) will be as shown on the Contract Data Page. Unless otherwise indicated, if more than one Beneficiary is designated, then each such Beneficiary so designated will share equally in any benefits and or rights granted by the Contract to such Beneficiary, or allowed by the Company. The Company may rely on an affidavit by any responsible person to identify a Beneficiary or verify the non-existence of a Beneficiary not identified by name.

2.05 CHANGE OF BENEFICIARY

The Owner may change the Beneficiary by written Request at any time before the Payment Election Date. The Company shall not be bound by any change of Beneficiary unless it is made in writing and recorded at the Retirement Resource Operations Center. A change of Beneficiary will take effect as of the date the written Request was signed, subject to receipt at the Retirement Resource Operations Center, unless a certain date is specified by the Owner.

If an Owner dies before the date the Request was processed, the change will take effect as of the date of the Request, unless the Company has already made a payment or has otherwise taken action on a designation or change before receipt or processing of such Request. If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in-force.

An irrevocable Beneficiary designation may not be changed without the written consent of that Beneficiary, except to the extent required by law.

2.06 CONTINGENT BENEFICIARY

While the Annuitant is alive, the Owner may, by written Request, designate or change a Contingent Beneficiary from time to time. The Company shall not be bound by any change of Contingent Beneficiary unless it is made in writing and recorded at the Retirement Resource Operations Center.

2.07 DEATH OF BENEFICIARY

The interest of any Beneficiary who dies before an Owner or the Annuitant will terminate at the death of such Beneficiary and the Contingent Beneficiary, if any, will become the Beneficiary. The interest of any Beneficiary who dies at the time of, or within 30 days after, the death of an Owner or the Annuitant will also terminate if no benefits have been paid to such Beneficiary, unless the Owner has indicated otherwise by Request. The benefits will then be paid as though the Beneficiary had died before the deceased Owner or Annuitant.

2.08 SUCCESSIVE BENEFICIARIES

If an Owner dies, and the surviving Joint Owner is the surviving Spouse of the deceased Owner, the surviving Spouse will become the Beneficiary and may take the death benefit or elect to continue this Contract in force. If

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there is no surviving Joint Owner, and no named Beneficiary is alive at the time of an Owner’s death, any benefits payable will be paid to the Owner’s estate.

2.09 ANNUITANT

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, change the Annuitant. The Company shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Retirement Resource Operations Center. If this is a Qualified Annuity Contract, the Annuitant will at all times be the Owner of the Contract.

2.10 CONTINGENT ANNUITANT

While the Annuitant is living and at least 30 days prior to the Annuity Commencement Date, the Owner may, by Request, designate or change a Contingent Annuitant. The Company shall not be bound by a change of Annuitant unless it is made in writing and recorded at the Retirement Resource Operations Center.

2.11 OWNERSHIP OF SEPARATE ACCOUNT

The Company has absolute ownership of the assets of the Separate Account. The portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. The income, gains and losses, realized or unrealized, from assets allocated to the Separate Account shall be credited to or charged against such account, without regard to other income, gains or losses of the Company. The Separate Account is not registered under the Investment Company Act of 1940.

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SECTION 3: PURCHASE PAYMENT

3.01 EFFECTIVE DATE

The Effective Date, shown on the Contract Data Page is the date the Purchase Payment is allocated to the Strategy(ies).

3.02 PURCHASE PAYMENT

The Purchase Payment can be made through the Retirement Resource Operations Center. The Contract Data Page will reflect the minimum and maximum Purchase Payment amount accepted by the Company. The Contract will begin on the Effective Date. The Company may modify these limitations, by lowering minimum applicable requirements or accepting a larger maximum Purchase Payment. This will be done on a nondiscriminatory basis.

If a Purchase Payment is cancelled or if a check for a Purchase Payment is returned due to insufficient funds, the Owner will be responsible for any losses or fees imposed by the bank and losses that may be incurred as a result of any decline in the value of the cancelled purchase. The Company reserves the right to refrain from allocating the Purchase Payment to the selected Strategy(ies) during the right to cancel period until notification is received that the check for the Purchase Payment has cleared.

3.03 ALLOCATION OF PURCHASE PAYMENT

If the application is in good order, the Purchase Payment will be allocated within five Business Days of receipt of the payment at the Retirement Resource Operations Center. On the Effective Date, the Purchase Payment will be allocated to the Strategy(ies) in the proportions as elected on the application. The Crediting Factors for each Strategy will be those determined on the Effective Date.

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SECTION 4: CONTRACT VALUE AND STRATEGY VALUE

4.01 CONTRACT VALUE AND CONTRACT BASE

The Contract Value for the Owner on any date during the Accumulation Period will be the sum of all Strategy Values.

The Contract Base on any date during the Accumulation Period will be the sum of the Strategy Base(s).

4.02     STRATEGY VALUE AND STRATEGY BASE

On any Business Day, the Strategy Value is equal to A x (1 + B – C x D), where:

A = Strategy Base,

B = Strategy Credit Rate,

C = Contract Fee Percentage, and

D = the number of years (whole and partial) that have elapsed since the Strategy Term Start Date.

On the Effective Date, the Strategy Base is equal to the Purchase Payment allocated to the Strategy. The Strategy Base will be reduced by partial withdrawals as described in Section 7.02. On the Strategy Term End Date the Strategy Credit will be applied to the Strategy Base as described in Section 4.04. On the Strategy Term End Date, after the application of the Strategy Credit, a Strategy Fee will be assessed as described in Section 4.08, as applicable.

4.03     STRATEGY CREDIT RATE

The Strategy Credit Rate is the rate measuring the performance of the Strategy since the Strategy Term Start Date as determined by the Crediting Factors and the Index Performance of the Selected Index. On the Strategy Term End Date, after application of the Strategy Credit to the Strategy Base, the Strategy Credit Rate is set to zero.

The calculation of the Strategy Credit Rate varies by Strategy and is subject to the declared Crediting Factors. The Strategy Credit Rate is a function of the Index Performance. On any Business Day, Index Performance is calculated as A / B – 1, where:

A = Index Value on that Business Day, and

B = Index Value on the Strategy Term Start Date.

The Strategy Credit Rate for the Point-to-Point Cap and Floor Strategy equals the greater of A and B, where:

A = Floor, and

B = the lesser of Index Performance and Cap.

The Strategy Credit Rate for the Point-to-Point Cap and Buffer Strategy equals the lesser of A and B if Index Performance is greater than or equal to zero, where:

A = Index Performance, and

B = Cap.

The Strategy Credit Rate for the Point-to-Point Cap and Buffer Strategy equals the lesser of A + B and zero if Index Performance is less than zero, where:

A = Index Performance, and

B = Buffer.

Examples of these calculations are as follows:

Example 1 – Point-to-Point Cap and Floor Strategy

Floor = -10%

Cap = 8%

Index Value on Strategy Term Start Date = 2,000

Index Value on the date of the calculation = 2,200

Index Performance = 2,200/2,000 - 1 = 10% (0.10)

Strategy Credit Rate = 8%

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Example 2 – Point-to-Point Cap and Floor Strategy

Floor = -10%

Cap = 8%

Index Value on Strategy Term Start Date = 2,000

Index Value on the date of the calculation = 1,600

Index Performance = 1,600/2,000 - 1 = -20% (-0.20)

Strategy Credit Rate = -10%

Example 3 – Point-to-Point Cap and Buffer Strategy

Buffer = 10%

Cap = 8%

Index Value on Strategy Term Start Date = 2,000

Index Value on the date of the calculation = 1,700

Index Performance = 1,700/2,000 - 1 = -15% (-0.15)

Strategy Credit Rate = -5%

Example 4 – Point-to-Point Cap and Buffer Strategy

Buffer = 10%

Cap = 8%

Index Value on Strategy Term Start Date = 2,000

Index Value on the date of the calculation = 2,100

Index Performance = 2,100/2,000 - 1 = 5% (0.05)

Strategy Credit Rate = 5%

Example 5 – Point-to-Point Cap and Buffer Strategy

Buffer = 10%

Cap = 8%

Index Value on Strategy Term Start Date = 2,000

Index Value on the date of the calculation = 1,900

Index Performance = 1,900/2,000 - 1 = -5% (-0.05)

Strategy Credit Rate = 0%

4.04     STRATEGY CREDIT

The Strategy Credit is calculated on the Strategy Term End Date as the Strategy Credit Rate multiplied by the Strategy Base prior to the assessment of any Strategy Fees due to be assessed on that date. Once calculated, the Strategy Credit is added to the Strategy Base and the Strategy Credit Rate is set to zero.

4.05     STRATEGIES

Each Strategy is linked to a Selected Index and a combination of Crediting Factors. The Company reserves the right to add Strategy(ies) at their discretion. The Company reserves the right to restrict allocations to Strategy(ies) at their discretion.

4.06     CREDITING FACTORS

Each Strategy will define a combination of Crediting Factors. Crediting Factors for the initial Strategy Term for each available Strategy are declared on the Contract Data Page. The Company reserves the right to change any and all Crediting Factors for any Strategy Term after the initial Strategy Term.

4.07 INDEX UNAVAILABLE, DISCONTINUED OR CHANGED

If any Selected Index becomes unavailable, or is discontinued or if the calculation of the Selected Index is changed substantially, the Company reserves the right to substitute a comparable index. The Company will seek approval by the insurance commissioner of the state in which the Contract is issued, as required, and give written notice before making any substitutions. The Company will send notification in advance of such change.

Additional indices may be added at the Company’s discretion, subject to approval of the insurance commissioner if required by state law.

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4.08     CONTRACT FEE AND STRATEGY FEE

The Contract Fee is equal to the sum of the Strategy Fee(s).

For each Strategy, the Strategy Fee is calculated on the Strategy Term End Date, prior to the application of the Strategy Credit, as the Contract Fee Percentage multiplied by the Strategy Base multiplied by the number of years in the Strategy Term.

Once calculated, the Strategy Fee is deducted from the Strategy Base.

SECTION 5: ALLOCATON, RENEWAL AND TRANSFER

5.01 ALLOCATIONS ON STRATEGY TERM START DATE

Allocations and Transfers to and from the Strategy(ies) may only be made on the Strategy Term Start Date. The Company will give notice of this date no later than 60 days prior to the Strategy Term End Date. Allocations must be made in whole percentages or dollar amounts. The minimum dollar amount for any Transfer is the amount shown in the Contract Data Page for each Strategy.

A notice showing any changes to the Crediting Factors for each Strategy, as may be applicable, will be sent no later than 15 days prior to the Strategy Term End Date.

5.02 REQUESTING AND ACCEPTING CHANGES PRIOR TO THE STRATEGY TERM START DATE

The Owner may Request that changes be made to the Strategy allocations effective on the Strategy Term Start Date by contacting the Retirement Resource Operations Center in writing, by telephone and, if available, via the website or electronically. The Request (if any) must be received by the Retirement Resource Operations Center no less than 2 business days prior to the Strategy Term Start Date in order to be effective by the Strategy Term Start Date. Any Requests received after this period will not be effected. If no reallocation or transfers are requested by the Strategy Term Start Date, or if the acceptance is not received within the requisite time to effect changes, the Strategy(ies) will remain allocated in the same Strategy(ies) as of the Strategy Term Start Date, unless the rebalancer option is elected as described in Section 5.04.

5.03    RENEWAL OF CONTRACT AND MVA TERM

The Contract and Interest MVA Term may be renewed on the Interest MVA Term End Date. The Company will notify the Owner of the Interest MVA Term End Date no less than 60 days prior to such date. Further, the Company will send a second, follow-up notice no less than 15 days prior to the Interest MVA Term End Date describing renewal options, including all available Strategies and the Crediting Factors declared for that Strategy. The renewal form must be returned to the Company to be received no later than 2 Business Days prior to the Interest MVA Term End Date. Thereafter, the Company will send a confirmation notice detailing all changes and elections made.

If no election is made and received by the Company within 2 Business Days prior to the Interest MVA Term End Date, then the Contract will automatically renew subject to the previous Strategy(ies) as were elected by the Owner during the immediately preceding Interest MVA Term. The MVA will reset to reflect new Interest MVA Rates based on the value of the Interest MVA Indices on the Interest MVA Term End Date. The allocations to the Strategy(ies) will be based on the most recent allocations, as specified by the Owner at the end of the immediately preceding Contract Year or as was last allocated in terms of the rebalancer option as described in Section 5.04.

5.04 THE REBALANCER OPTION

By Request, the Owner may elect the rebalancer option in order to automatically reallocate among the Strategy(ies) to maintain a particular percentage allocation, on a periodic basis, as selected by the Owner and subject to the provisions of Section 5.01. If elected, the rebalancer option will be triggered on each Strategy Term Start Date if new allocations are not otherwise made. If the rebalancer option is triggered, the percentage allocations among the Strategies will be based upon the most recent allocations as specified by the Owner. The amount allocated to each Strategy will increase or decrease at different rates depending on the investment experience and the structure of the Strategy, including applicable Caps, Floors, and Buffers.

The rebalancer option will terminate upon the Annuity Commencement Date.

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SECTION 6: DEATH BENEFIT

6.01 PAYMENT OF DEATH BENEFIT

Upon Due Proof of Death of an Owner and while this Contract is in force, the death benefit will become payable in accordance with these provisions and subject to Section 72(s) of the Code following the Company’s receipt of a Request.

When an Owner dies before the Annuity Commencement Date and a death benefit is payable to a Beneficiary, the death benefit proceeds will remain invested in accordance with the allocation instructions given by the Owner until new allocation instructions are requested by the Beneficiary or until the death benefit is actually paid to the Beneficiary. The death benefit will be determined as of the date of the Request if Option 1 below is selected. The death benefit will be determined as of the date payments commence if Option 2 below is selected. Distribution of the death benefit may be made as follows (subject to the distribution rules set forth below):

1. payment in a single, lump-sum; or

2. payment under any of the annuity options provided under the Contract.

The death benefit will be the greatest of:

•	the Contract Value as of the applicable date, less Premium Tax, if any; or
•	the Surrender Value as of the applicable date, less Premium Tax, if any; or
•	the Guaranteed Minimum Death Benefit as of the applicable date, less Premium Tax, if any.

The Guaranteed Minimum Death Benefit will be reduced due to partial withdrawals as described Section 7.02.

The death benefit will comply with the minimum nonforfeiture requirements as described in the NAIC Variable Annuity Model Regulation.

6.02 DISTRIBUTION RULES

If Annuitant Dies Before Annuity Commencement Date

If the Owner is living and the Annuitant dies before the Annuity Commencement Date, the Contract will continue and no death benefit will be payable. If no Contingent Annuitant has been named, the Owner (or the Grantor if the Owner is a Grantor Trust, or the Underlying IRA holder if the Owner is the Custodian or Trustee of an IRA account) will become the Annuitant.

If an Owner Dies Before Annuity Commencement Date

If an Owner dies before the Annuity Commencement Date, and such Owner was not the Annuitant, the following provisions shall apply:

(1) If there is a Joint Owner who is the surviving Spouse of the deceased Owner, the Joint Owner will become the Owner and Beneficiary and may take the death benefit or elect to continue this Contract in force.

(2) In all other cases, the Company will pay the death benefit to the Beneficiary even if a former Spouse Joint Owner, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner’s death, unless the sole Beneficiary is the deceased Owner’s surviving Spouse and such Beneficiary Requests to become the Owner and the Annuitant and to continue the Contract in force.

Any death benefit payable to the Beneficiary upon an Owner’s death will be distributed as follows:

(1) If the Owner’s surviving Spouse is the person entitled to receive benefits upon the Owner’s death, the surviving Spouse will be treated as the Owner and will be allowed to take the death benefit or continue the Contract in force; or

(2) If a non-Spouse individual is the person entitled to receive benefits upon the Owner’s death, such individual may elect, not later than one year after the Owner’s date of death, to receive the death benefit in either a single sum or payment under any of the annuity options available under the Contract, provided that: (a) such annuity is distributed in substantially equal installments over the life or life expectancy of such Beneficiary; and (b) such distributions begin no later than one year after the Owner’s date of death. If no election is received by the Company from an individual non-Spouse Beneficiary such that substantially equal installments have begun no later than one year after the Owner’s date of death, then the entire amount must be distributed within five years of the Owner’s date of death.

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The death benefit will be determined as of the date the payments commence.

If Annuitant Dies After Annuity Commencement Date

Upon the death of any Annuitant after the Annuity Commencement Date, any benefit payable must be distributed to the Beneficiary in accordance with and at least as rapidly as under the annuity option then in effect.

If an Owner Dies After Annuity Commencement Date and While the Annuitant is Living

Upon the death of an Owner after the Annuity Commencement Date and while the Annuitant is living, any benefit payable will continue to be distributed to the Annuitant at least as rapidly as under the annuity option then in effect. All of the Owner’s rights granted under the Contract or allowed by the Company will pass to any surviving Joint Owner and, if none, to the Annuitant.

6.03 COMPLIANCE WITH CODE SECTION 72(s)

In any event, no payment of benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time, and any other applicable federal or state law, rules or regulations. These death benefit provisions will be interpreted and administered in accordance with such requirements.

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SECTION 7: SURRENDERS AND WITHDRAWALS

7.01 SURRENDER

At any time prior to the Annuity Commencement Date and subject to the provisions of this Contract, the Owner may surrender this Contract for the Surrender Value which will be computed as of the Transaction Date.

The Surrender Value is equal to A + B – C – D, where:

A = Contract Value,

B = MVA,

C = Withdrawal Charges, and

D = Premium Tax, if any.

The MVA applied on surrender is described in Section 8.01. The Withdrawal Charges applicable on a surrender of the Contract are defined in Section 7.03.

The Surrender Value will comply with the minimum nonforfeiture requirements as described in the NAIC Variable Annuity Model Regulation Section 7. The date the Request to surrender is received in good order will be the effective date of computation of Surrender Value. The Company will generally pay the Surrender Value in a single sum within 7 days after receipt of the Request. A full surrender of this Contract will terminate the Contract, endorsements and all benefits therein. Any delays in payment will be made in accordance with the laws of the state in which this Contract is issued and if required by the state, interest will be paid on any amounts delayed. The written consent of all Owners and irrevocable Beneficiaries must be obtained prior to payment of a full surrender.

7.02     PARTIAL WITHDRAWALS

The Owner, by Request, may make a partial withdrawal from the Contract prior to the Annuity Commencement Date. The minimum partial withdrawal amount (expressed as a Contract Base Withdrawal) is as shown on the Contract Data Page. After any partial withdrawal, if the remaining Contract Value is less than the amount detailed on the Contract Data Page, then a full surrender of Contract may be required.

On the date of the Request, the Company will calculate the corresponding Contract Base Withdrawal. The Contract Base Withdrawal is the amount of Contract Base to be withdrawn as a result of the withdrawal Request.

A partial withdrawal will reduce the Remaining Purchase Payment. The Remaining Purchase Payment after a partial withdrawal is equal to the greater of zero and A – B, where:

A	=	Remaining Purchase Payment as of the date the Request for payment is received, prior to the Request, and
B	=	Contract Base Withdrawal.

A partial withdrawal will reduce the Guaranteed Minimum Death Benefit. The Guaranteed Minimum Death Benefit after a partial withdrawal is equal to A x (1 - B / C), where:

A	=	Guaranteed Minimum Death Benefit as of the date the Request for payment is received, prior to the Request,
B	=	Contract Base Withdrawal, and
C	=	Contract Base as of the date the Request for payment is received, prior to the partial withdrawal.

The Contract Base Withdrawal will be split proportionally among the Strategies. For each Strategy, the Strategy Base Withdrawal is equal to A x B / C, where:

A = Contract Base Withdrawal,

B = Strategy Base as of the date the Request for payment is received, and

C = Contract Base as of the date the Request for payment is received.

A partial withdrawal will reduce the Strategy Base for each Strategy. The Strategy Base after a partial withdrawal is equal to A – B, where:

A = Strategy Base as of the date the Request for payment is received, and

B = Strategy Base Withdrawal.

The Strategy Gross Withdrawal is the amount of Strategy Value that is withdrawn as a result of a partial withdrawal. The Strategy Gross Withdrawal is equal to A x (1 + B – C x D), where:

A = Strategy Base Withdrawal,

B = Strategy Credit Rate as of the date the Request for payment is received,

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C = Contract Fee Percentage, and

D = the number of years (whole and partial) that have elapsed since the Strategy Term Start Date.

The Gross Withdrawal is the amount of Contract Value that is withdrawn as a result of a withdrawal Request and is equal to the sum of the Strategy Gross Withdrawal(s).

The amount paid as a result of a Request for a partial withdrawal, prior to income tax withholding, is equal to A + B – C – D, where:

A = Gross Withdrawal,

B = MVA, as described in Section 8.01,

C = Withdrawal Charges, as described in Section 7.03, and

D = Premium Tax, if any.

The following terms apply:

(a)	If a partial withdrawal is made within 30 days of the date annuity payments are scheduled to commence, the Company may delay the Annuity Commencement Date by 30 days.
(b)	A partial withdrawal will be effective upon the Transaction Date, including the calculation of the MVA and Withdrawal Charges.
(c)	Any withdrawal amount will be made on a pro-rata basis from all Strategies.
(d)	All withdrawals (except for those detailed in Section 7.04) are subject to a Withdrawal Charge and MVA.
(e)	After expiration of the Withdrawal Charge Term no Withdrawal Charge will be incurred however the MVA will still be applied to any partial withdrawal, except those detailed in Section 7.04.

7.03     WITHDRAWAL CHARGES

A full surrender or partial withdrawal will be subject to a Withdrawal Charge except as defined in Section 7.04.

The Withdrawal Charges applied on surrender or partial withdrawal are calculated as the greater of zero and A multiplied by the lesser of B – D and C - D, where:

A = Withdrawal Charge Percentage, as applicable and described on the Contract Data Page,

B = Contract Base Withdrawal calculated as the result of the Request for payment,

C = Remaining Purchase Payment as of the date the Request for payment is received, and

D = Free Annual Withdrawal Amount as of the date the Request for payment is received.

On surrender, the Contract Base Withdrawal is equal to the Contract Base as of the date the Request for payment is received.

7.04     NO WITHDRAWAL CHARGE OR MVA

The following withdrawals or distributions may be made without incurring a Withdrawal Charge or MVA.

(a)	surrender of the Contract due to Nursing Home or Hospital confinement or terminal illness as described in Section 7.06;
(b)	a partial withdrawal that produces a Contract Base Withdrawal less than or equal to the Free Annual Withdrawal Amount as described in Section 7.05;
(c)	amounts withdrawn or disbursed as required minimum distributions; however these distributions will be deducted from the Free Annual Withdrawal Amount as described in Section 7.05; and
(d)	income payments during the payment period as described in Section 10.03.

7.05     FREE ANNUAL WITHDRAWAL AMOUNT

An amount equal to a percentage of the Purchase Payment as shown on the Contract Data Page, can be withdrawn each Contract Year, beginning in the second Contract Year, without incurring a Withdrawal Charge or MVA.

A partial withdrawal will reduce the Free Annual Withdrawal Amount available for the remainder of the Contract Year. The Free Annual Withdrawal Amount after a partial withdrawal is equal to the greater of zero and A – B, where:

A = Free Annual Withdrawal Amount prior to the Gross Withdrawal, and

B = Contract Base Withdrawal.

On each Contract Anniversary, the Free Annual Withdrawal Amount is set equal to the percentage of the Purchase Payment as shown on the Contract Data Page multiplied by the Purchase Payment.. The Free Annual Withdrawal Amount is limited to and cannot exceed the Surrender Value of the Contract.

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7.06     NURSING HOME, HOSPITAL OR TERMINAL CONDITION WAIVER

This is not intended to provide long term care, hospital or nursing home insurance. A surrender made under the terms of this provision may be subject to tax. Withdrawal Charges and MVAs will be waived if the Contract is surrendered for the following reasons:

(a) Confinement to a Nursing Home or Hospital:

The Owner has been admitted to a licensed Nursing Home or Hospital and has been confined to such Nursing Home or Hospital for at least 180 consecutive days. The following is required:

•

proof that the confinement, beginning after the Effective Date, in a Nursing Home or Hospital is recommended by a physician who is duly licensed by the state to treat the injury or sickness causing the confinement and who is not an employee of the Nursing Home or Hospital where the Owner is confined; and

•

a request for a surrender waiver, accompanied by written proof of confinement and the physician’s recommendation described above is received by the Retirement Resource Operations Center no later than 90 days following the date that the qualifying confinement has ended.

(b) Terminal Condition:

The Owner has a terminal condition which is a condition that is expected to result in the death of the Owner in 12 months or less from the date of the Request for surrender. Before any Surrender Value is paid under this provision, the Company will require:

•

the Owner to provide proof, satisfactory to the Company, of the Insured’s Terminal Condition. This proof must include, but is not limited to, a completed claim form and a physician’s statement signed by a licensed physician certifying that the Owner has been diagnosed with a Terminal Condition that will result in a life expectancy of 12 months or less. This form must be completed and the statement provided after the Contract Effective Date; and

•	the licensed physician must not be the Owner or a member of the Owner’s family.

If the Withdrawal Charges and the MVA are not waived in terms of this provision for any reason then the surrender will not be processed until written confirmation to proceed with the surrender is received.

7.07      POSTPONEMENT

If the Company receives a Request for surrender or partial withdrawal, the Company will generally pay in a single sum within 7 days after receipt of the Request for a surrender or partial withdrawal. The Company may however postpone the payment. Any postponement in payment will be made in accordance with the laws of the state in which this Contract is issued and if required by the state, interest will be paid on any amounts delayed. The Company may, subject to obtaining approval by the state commissioner, postpone payment of any surrender amount for up to 6 months after the Request to surrender is received.

The Company may delay payment for:

(a)	any period during which the New York Stock Exchange is closed (other than customary weekend and holding closings) or trading on the New York Stock Exchange is restricted;
(b)	any period during which an emergency exists such that the disposal of or the determination of the Index Value is not reasonably practicable; or
(c)	any other period as the Securities and Exchange Commission may by order permit for the protection of security holders.

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SECTION 8: MARKET VALUE ADJUSTMENT (MVA)

8.01     MVA

The MVA is the amount of adjustment (increase or decrease) that will apply when a Request produces a Contract Base Withdrawal in excess of the Free Annual Withdrawal Amount. A full surrender of the Contract is equivalent to a Contract Base Withdrawal equal to the Contract Base on the date of the Request. A Contract Base Withdrawal less than or equal to the Free Annual Withdrawal Amount on the date of the Request will not incur an MVA. A Contract Base Withdrawal greater than the Free Annual Withdrawal Amount on the date of the Request and made in accordance with Section 7.04 will not be subject to the MVA.

The MVA is calculated as the sum of the Strategy MVAs.

For each Strategy, the Strategy MVA is calculated as A multiplied by the greater of zero and B – C x D / E, where:

A = Strategy MVA Factor,

B = Strategy Base Withdrawal,

C = Free Annual Withdrawal Amount as of the date of the Request, prior to the Request,

D = Strategy Base as of the date of the Request, prior to the Request, and

E = Contract Base as of the date of the Request, prior to the Request.

The Strategy MVA Factor is calculated as A + B, where:

A = Strategy Interest MVA Factor, and

B = Strategy Index MVA Factor.

The Strategy Interest MVA Factor is calculated as [ ((1 + A + B) / (1 + C + D))E ] – 1, where:

A	=	Interest MVA Rate 1 as calculated on the Interest MVA Term Start Date using Interest MVA Index 1 assuming a term-to-maturity equal to the Interest MVA Term,
B	=	Interest MVA Rate 2 as calculated on the Interest MVA Term Start Date using Interest MVA Index 2,
C	=

Interest MVA Rate 1 as calculated on the date of the Request using Interest MVA Index 1 assuming a term-to-maturity equal to the number of years (whole and partial) from the date of the Request until the Interest MVA Term End Date,

D	=	Interest MVA Rate 2 as calculated on the date of the Request using Interest MVA Index 2, and
E	=	The number of years (whole and partial) from the date of the Request to the Interest MVA Term End Date.

If the specified term-to-maturity is not published, then the rate used will be found by interpolating the rates from next highest and next lowest published maturities (the 30-day rate will be used for a term-to-maturity of less than 30 days).

The Strategy Index MVA Factor is calculated as A – B – C x D / E, where:

A	=	Strategy Option Value as of the date of the Request,
B	=	Strategy Credit Rate as of the date of the Request,
C	=	Strategy Option Value as calculated on the Strategy Term Start Date,
D	=	The number of years (whole and partial) from the date of the Request to the Strategy Term End Date, and
E	=	Strategy Term.

On each Business Day the Strategy Option Value is calculated based on the estimated market value of a set of put and call options as determined by an option pricing formula.

If any reference used in the calculation of the Strategy Interest MVA Factor or Strategy Index MVA Factor is not published on the day or year the MVA is calculated, the transaction will be postponed until the reference is published. If any publication for any reference used in the calculation of the Strategy Interest MVA Factor or Strategy Index MVA Factor is discontinued or the calculation of the reference is materially changed then the Company will substitute a suitable reference and send notification of this change, subject to approval from the state insurance commissioner if required.

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8.02     MVA EXPIRATION

The Interest MVA Term is stated on the Contract Data Page. On the Interest MVA Term End Date, the Owner can, without incurring a Withdrawal Charge or being subject to the MVA:

(a)	Annuitize the Contract, or
(b)	Surrender the Contract, or
(c)	Renew subject to the provisions of Section 5.03, or
(d)	Make a partial withdrawal and renew subject to the provisions of Section 5.03.

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SECTION 9: GENERAL PROVISIONS

9.01 ENTIRE CONTRACT

This Contract, Contract Data Page, tables, riders, endorsements, and amendments, if any, form the entire Contract between the Owner and the Company. This entire Contract supersedes all prior representations, statements, warranties, promises and agreements of any kind, whether oral or written, relating to the subject matter of this Contract. Nothing is incorporated by reference unless a copy is endorsed upon or attached to the Contract. All statements in the application, made by an Owner or the Annuitant, in the absence of fraud, will be considered representations and not warranties.

9.02 ELECTRONIC DELIVERY OF INFORMATION

The Company will deliver information electronically only if the Owner has consented to receiving information in electronic form. The Company will use reasonable procedures to maintain the security of electronically delivered information. Information will be considered to be delivered to the Owner when an e-mail is received. If the Owner consents to receipt of information by electronic means, the Owner agrees to provide an e-mail address to the Company and to keep that e-mail address current. Upon notice to the Owner, the Company reserves the right to modify, suspend or terminate delivery of information in electronic form at any time.

9.03 CONTRACT MODIFICATION

Upon receiving State approval and 30 days notice to the Owner, the Company may at any time and without the consent of the Owner or any other person, make any changes, including retroactive changes, in this Contract to the extent that the change is required to meet requirements of any law or regulation issued by a governmental agency to which the Company or the Owner are subject.

The Company may cease offering existing annuity payment options. Only the President, Vice-President, or Secretary of the Company can modify or waive any provision of this Contract.

9.04 NON-PARTICIPATING

This Contract is non-participating. It is not eligible to share in the Company’s divisible surplus.

9.05 MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, the annuity payments established will be made on the basis of the correct age or sex. If payments were too large because of misstatement, the difference may be deducted by the Company from the next payment or payments. If payments were too small, the difference may be added by the Company to the next payment. Any overpayments or underpayments made by the Company will be charged or credited with interest at the rate shown on the Contract Data Page. Such interest will be deducted from or added to future payments.

9.06 NOTICE AND PROOF

If the Owner has elected electronic delivery of regulatory information, any notice or demand by the Company to or upon the Owner, or any other person, may be given by posting it in the Owner’s personal folder and electronically mailing it to that person’s last known email address. If the Owner has elected paper delivery of regulatory information, such notice will be sent to the Owner at the last address of record. In the event of the death of an Owner or the Annuitant, the Company will require Due Proof of Death.

Any application, report, Request, election, direction, notice or demand by the Owner, or any other person, must be made in a form satisfactory to the Company.

9.07 TAX CONSEQUENCES OF PAYMENTS

The Owner or Beneficiary, as the case may be, must determine the timing and amount of any benefit payable. Payments elected by the Owner in the form of periodic withdrawals, surrenders and partial withdrawals will be tax reported to the Owner. Annuity payments are payable to the Annuitant and will be tax reported to the Annuitant. Payments made to a Beneficiary will be tax reported to the Beneficiary.

It is recommended that a competent tax advisor be consulted prior to obtaining any distribution from this Contract. A 10% federal tax penalty may apply if a surrender, withdrawal or distribution is taken prior to the taxpayer’s attainment of age 59  1⁄2.

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Nothing contained herein will be construed to be tax or legal advice. The Company does not assume any responsibility or liability for any damages or costs, including, but not limited to taxes, penalties, interest or attorney fees incurred by the Owner, the Annuitant, the Beneficiary, or any other person arising out of any such determination.

9.08 CURRENCY

All Purchase Payments and all transactions will be in the currency of the United States of America.

9.09 TERMINATION

This Contract will terminate:

(a)	on the date the Contract is surrendered; or
(b)	upon the death of the Owner subject to the death benefit provisions of Section 6, or
(c)	on the date the Contract Value is reduced to zero.

9.10 INCONTESTABILITY

This Contract will not be contested after it has been in force during the Owner’s lifetime for 2 years from the Contract Effective Date. Any rider attached to the Contract will not be contested after 2 years from the date that the rider was issued.

9.11 ANNUAL REPORT

The Company will mail to the Owner at least once in each Contract Year after the first, at the Owner’s last known address, a statement(s) reporting the following information:

(a)	the beginning and end dates of the current report period;
(b)	the Strategy Value(s), if any, at the beginning of the current report period and at the end of the current report period;
(c)	the amounts that have been credited or debited to the Strategy(ies) during the current report period by type;
(d)	any withdrawals taken and MVAs and Withdrawal Charges applied, if applicable;
(d)	the current death benefit amount; and
(e)	the Surrender Value, if any, at the end of the current report period;

The Owner may Request an additional report free of charge.

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SECTION 10: ANNUITY PAYMENT OPTIONS

10.01 HOW TO ELECT

The Request of the Owner is required to elect, or change the election of, a payment option and must be received by the Company at least 30 days prior to the Annuity Commencement Date.

On the Annuity Commencement Date, the Surrender Value will be applied under the Annuity Payment Option elected by the Owner. Your annuity rates will not be less than those guaranteed in your Contract on the Effective Date. The amount of any income payout, on the Annuity Commencement Date, will never be less than that which would have been provided by applying the Surrender Value to purchase a single premium immediate annuity at the annuity rates then offered by the Company to the same class of annuitants. If an option has not been elected within 30 days of the Annuity Commencement Date, the Contract Value will be applied under Annuity Payment Option 3 in Section 10.03 to provide for payments for life with 10 years period certain.

10.02 SELECTION OF PAYMENT OPTIONS

Either a single lump sum payment or Annuity Payment Option set out in Section 10.03 must commence no later than the Annuitant’s 110th birthday.

If a single sum payment is elected, the amount to be paid is the Surrender Value. No partial annuitization is allowed.

The Company reserves the right to change the payment frequency if payments are less than $250. If the Contract Value drops to an amount less than that set out in the Contract Data Page a lump sum amount will be paid.

Payments can be made monthly, quarterly, semi-annually or annually.

10.03 ANNUITY PAYMENT OPTIONS

The following Annuity Payment Options are available. Minimum interest rates are shown on the Contract Data Page. Illustrative annuity tables are attached to the Contract. The age for which an Annuitant’s payment will be calculated will be adjusted as follows: The actual age as of the date of the first payment minus 5 years, then subtracted by 2 additional years for each 5 full years elapsed between 1/1/2017 and the Payment Election Date. Actuarially equivalent calculations are available upon request.

(a)	Option 1: Life only
(b)	Option 2: Life with cash refund
(c)	Option 3: Life with 10 years period certain
(d)	Option 4: Any Annuity Payment Option as may be approved by both the Owner and the Company.

The Annuity Payment Options are described as follows:

(1)	Life Only
•	Single life annuity for life only: Payable only while the Annuitant is living.
•	Joint life and 100% to survivor for life only: Payable while either Annuitant is living. Annuity payments will cease after the death of the last surviving Annuitant.
•	Joint life & percent payable to survivor for life only: Payable while both Annuitants are living. Reduced after the death of either Annuitant. When the surviving Annuitant dies, payments will cease.

(2)	Life with Cash Refund
•	Single life annuity with cash refund: Payable while the Annuitant is living.
•	Joint life and 100% to survivor with cash refund: Payable while either Annuitant is living.
•

Joint life and percent payable to survivor with cash refund: Payable while both Annuitants are living or for the refund period, whichever is later. Reduced after the refund period or after the death of either Annuitant, whichever is later. When the surviving Annuitant dies, payments will cease.

Death Benefit after the Annuity Commencement Date

o	If the sum of the annuity income payments received is less than the amount applied to determine the annuity payments, the difference will be paid to the Beneficiary(ies) in a single sum
o	If the sum of the annuity income payments received equals or exceeds the amount applied to determine the annuity payments, there will be no death benefit.

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(3)	Life with 10 year Period Certain
•	Single life annuity with 10 years certain: Payable while either the Annuitant is living or for 10 Years, whichever is later
•	Joint life and 100 percent to survivor with 10 years certain: Payable while either Annuitant is living or for 10 Years, whichever is later.

•

Joint life & percent payable to survivor with 10 years certain: Payable while both Annuitants are living or for 10 Years, whichever is later. Reduced after 10 Years or after the death of either Annuitant, whichever is later. When surviving Annuitant dies, payments will cease.

Death Benefit After the Annuity Commencement Date

o	If death occurs before the guaranteed period ends, scheduled annuity income payments will be paid to the Beneficiary(ies) for the remainder of the guaranteed period.
o	If death occurs after the guaranteed period ends, there will be no death benefit.

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Annuity Tables

Monthly Payment for Each $1,000 of Amount Applied

[
		Male	Life Only	Life w/ CashRefund	Life w/ 10 years period certain
		50	2.46	2.36	2.46
		55	2.74	2.59	2.73
		60	3.09	2.87	3.07
		65	3.56	3.23	3.51
		70	4.18	3.70	4.09
		75	5.06	4.35	4.86

		Female	Life Only	Life w/ CashRefund	Life w/ 10 years period certain
		50	2.37	2.30	2.37
		55	2.62	2.51	2.62
		60	2.94	2.77	2.93
		65	3.37	3.11	3.34
		70	3.93	3.53	3.86
		75	4.70	4.11	4.56

		Unisex	Life Only	Life w/ CashRefund	Life w/ 10 years period certain
		50	2.42	2.30	2.41
		55	2.68	2.51	2.67
		60	3.02	2.78	3.00
		65	3.47	3.11	3.43
		70	4.06	3.53	3.98
	[	75	4.88	4.11	4.71	]

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[8515 East Orchard Road Greenwood Village, CO 80111]

INDIVIDUAL SINGLE PREMIUM INDEX LINKED ANNUITY.

The Owner is as shown on the Contract Data Page. The Company will pay the Annuitant the annuity payment(s) on the Annuity Commencement Date. This Contract is non-participating and is not eligible to share in the Company’s divisible surplus.

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